Exhibit 99.2

Information

LOCKHEED MARTIN ANNOUNCES COMPLETION OF DEBT REPURCHASE OFFERS

BETHESDA, Md. August 20, 2003 — Lockheed Martin Corporation (NYSE: LMT) today announced the completion of its offers to repurchase for cash any and all of its outstanding 7.25% Notes due May 15, 2006 and the 8.375% Debentures due June 15, 2024, originally issued by Loral Corporation.

The offers commenced on Thursday, August 7, 2003, and expired at 5:00 p.m., New York City time, on Thursday, August 14, 2003. As of the expiration of the offers, assuming proper settlement of all transactions, Lockheed Martin had repurchased $538 million of the 7.25% Notes and $183 million of the 8.375% Debentures, representing approximately 72% and 46% of the aggregate outstanding principal amounts, respectively.

Goldman, Sachs & Co. and J.P. Morgan Securities acted as dealer managers. Morrow & Co. acted as information agent.

Headquartered in Bethesda, Maryland, Lockheed Martin employs about 125,000 people worldwide and is principally engaged in the research, design, development, manufacture and integration of advanced technology systems, products and services.

Note: The statements in this press release are considered forward-looking statements within the meaning of the federal securities laws. These statements are subject to risks, uncertainties and other factors, many of which are beyond the Corporation’s control, which could cause the Corporation’s actual performance to be materially different from those expressed or implied. The Corporation expressly disclaims a duty to provide updates to forward-looking statements, and the estimates and assumptions associated with them, after today’s date to reflect the occurrence of subsequent events, changed circumstances or changes in the Corporation’s expectations.

Investor Contact:   James Ryan, (301) 897-6584, james.r.ryan@lmco.com

Randa Middleton, 301-897-6455, randa.c.middleton@lmco.com

Media Contact:      Meghan Mariman, 301-897-6195, meghan.mariman@lmco.com

For additional information on Lockheed Martin Corporation, visit:

http://www.lockheedmartin.com